AGREEMENT

     This AGREEMENT ("Agreement"), dated as of October 27, 2004, by and among BRANDMAKERS, INC., a Utah corporation ("BRANDMAKERS"), the stockholders of BRANDMAKERS as listed on the signature page (the "BRANDMAKERS Stockholders"), Gary F. Labrozzi and Joaquim Soler (the "New Shareholders").

     WHEREAS, the New Shareholders have been requested by the Board of Directors of BRANDMAKERS to formulate a plan to reduce the liabilities of BRANDSMAKERS and provide new management for BRANDMAKERS due to severe financial distress of the company resulting in its inability to conduct its normal business operations; and

     WHEREAS, the New Shareholders have formulated a plan under which certain of its creditors would convert their accounts payable of BRANDMAKERS into common stock of BRANDMAKERS and therefore improve BRANDMAKERS's financial condition by conversion of liabilities to stockholders equity (the "Conversion"); and

     WHEREAS, the New Shareholders are satisfied that a satisfactory number of the creditors of BRANDMAKERS have agreed to the Conversion and are willing to undertake management of BRANDSMAKERS on the terms set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

1.     The New Shareholders will purchase 70,000,000 shares of BRANDMAKERS common stock from the BRANDMAKER Stockholders for the sum of $5,000. BRANDMAKERS will issue 22,000,000 shares of its common stock to the New Shareholders in consideration of their services in connection with the Conversion and management of BRANDMAKERS.

2.     BRANDMAKERS and the BRANDMAKERS Stockholders represent and warrant to the New Shareholders that: (a) BRANDMAKERS is in good standing under the laws of the State of Utah and has the corporate power to enter into this Agreement and to carry out its obligations hereunder. (b) The execution and delivery of this Agreement by BRANDMAKERS and the consummation by BRANDMAKERS of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of BRANDMAKERS are necessary to approve this Agreement or the transactions contemplated hereby. (c) The shares of BRANDMAKERS common stock to be delivered to the New Shareholders have been duly authorized, validly issued and are fully paid and non-assessable. (d) The total authorized shares of capital stock of BRANDMAKERS is 200,000,000 shares of common stock. (e) The financial statements, financial information and other information provided to the New Shareholders is true and correct and did not omit any information required to make the information provided not misleading.

3.     As of the closing, BRANDMAKERS shall appoint the persons specified by the New Shareholders as the sole directors and officers of BRANDMAKERS in a form satisfactory to the New Shareholders.

     As of the closing, the remaining assets of BRANDMAKERS (the "Business") shall have been disposed of to the BRANDMAKERS Stockholders. The BRANDMAKERS Stockholders hereby assume, agree to pay and perform and shall be responsible for all the obligations of BRANDMAKERS under the GE Capital lease for an EMC Clariion Array as well as for the lawsuit against BRANDMAKERS filed by Alexander Silagin and Western Services, LLC or any other lawsuit concerning the activities of BRANDMAKERS involved in this suit. The BRANDMAKERS Stockholders shall also be responsible for any obligations concerning the Business being acquired by them arising on or after the closing date. The foregoing sentence does not imply that the BRANDMAKER Stockholders are responsible for the debts and obligations of BRANDMAKERS arising prior to the closing, except as to the GE Capital lease and Silagin litigation referred to above. The BRANDMAKERS Stockholders hereby agree to protect, indemnify and hold harmless BRANDMAKERS from all costs, expenses (including reasonable attorneys' fees, and all other losses incurred by BRANDMAKERS in connection with the foregoing lease and litigation, including all costs and expenses (including court costs and reasonable attorneys' fees whether suit be filed or not, including attorneys' fees incurred in connection with all appeals) incurred by BRANDMAKERS in the enforcement hereof or the preservation of its rights hereunder. Any payments due BRANDMAKERS under this agreement shall be payable at its principal business office at the time such payment is due. Each of the BRANDMAKERS Stockholders hereby assign to BRANDMAKERS any and all claims, liabilities, demands, and causes of action known or unknown, fixed or contingent, which they now have or may have in the future or claim to have against BRANDMAKERS, its successors, subsidiaries, employees, officers and directors, including but not limited to their service as employees, officers and directors of BRANDMAKERS and do hereby agree not to assert any such claims. Notwithstanding the foregoing, this assignment does not include any rights of the BRANDMAKERS Stockholders arising under Section 4 of this Agreement.

4.     Within sixty (60) days after the closing date BRANDMAKERS shall deliver to the BRANDMAKERS Stockholders the following share of BRANDMAKERS common stock:

Robert Palmquist	75,000 shares
Geoff Williams	75,000 shares
Joy Williams	75,000 shares

Such shares are calculated after the proposed reverse stock split contemplated by BRANDMAKERS to occur after the effective date and shall be the number of shares issued to the BRANDMAKERS Stockholders after the said stock split (the "dilution protection"). In the event BRANDMAKERS files a registration statement for the sale of common stock on behalf of any stockholder it will offer to register the foregoing shares on behalf of the BRANDMAKERS Stockholders. This registration obligation shall terminate at the time when such shares may be sold without registration under SEC Rule 144.

5.     Each New Shareholder understands and acknowledges that the shares being acquired pursuant to this Agreement have not been registered under the Securities Act of 1933 but are being offered in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933 for nonpublic offerings and hereby agrees as follows:

          (a) The Shares are being acquired solely for the account of each stockholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the Shares.

          (b) Each stockholder agrees not to dispose of the Shares or any portion thereof unless and until counsel for issuer of the Shares shall have determined that the intended disposition is permissible and does not violate the Securities Act of 1933 or any applicable state securities laws, or the rules and regulations thereunder.

          (c) Each stockholder acknowledges that issuer has made all documentation pertaining to all aspects of the issuer available to him and to his qualified representatives, if any, and has offered such person or persons an opportunity to discuss the business and operations with the officers of the issuer.

          (d) Each stockholder is knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the Shares on the terms and conditions set forth.

          (e) Each stockholder is able to bear the economic risk of an investment, in the Shares.

          (f) Each stockholder understands that an investment in the Shares is not liquid, and each stockholder has adequate means of providing for his or her current needs and personal contingencies and has no need for liquidity in this investment.

6.     Closing of the transactions herein shall be made pursuant to an escrow agreement set forth in Exhibit A hereto with an attorney engaged by the New Shareholders.

7.     Captions. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

8.     No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

9.     Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

10.     Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

11.     Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, supersedes all prior agreements and understandings, and constitutes a complete and exclusive statement of the agreements, responsibilities, representations and warranties of the parties.

12.     Choice of Law. This Agreement and its application shall be governed by the laws of the State of Florida.

13.     Counterparts and Facsimile. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by fax. Any signature page delivered by a fax machine or facsimile copy machine shall be binding to the same extent as an original signature page, with regard to this Agreement or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requires it.

14.     Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

BRANDMAKERS:| 4931 Bill Cheek Road Auburn, GA. 30011

BRANDMAKERS Stockholders: c/o Bob Palmquist 308 Warwick Ave. Oakland, CA. 94610

New Shareholders: c/o Joel Bernstein, Esq. 2666 Tigertail Ave., Suite 104 Miami, FL 33133

          All such notices, requests, demands and communications shall be deemed to have been fully given: at the time delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed; and the next business day after timely delivery to the carrier, if sent by overnight air courier warranting next-day delivery. Any party may change the address to which each such notice or communication shall be sent by giving written notice to the other parties of such new address in the manner provided herein.

15.     Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

16.     Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

17.     Announcements. The parties will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

18.     Expenses. Each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

19.     Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing irrespective of any investigation made by or on behalf of any party.

20.     Arbitration of Disputes Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any such document or instrument shall be settled by arbitration to be held in Miami-Dade County, Florida in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any arbitration against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitration shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. Except as otherwise provided herein, each party in such arbitration shall pay their respective costs and expenses of such arbitration and all the reasonable attorneys' fees and expenses of their respective counsel.

21.     Representation on Authority of Parties/Signatories. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party's obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

22.     Counsel. Each party hereby acknowledges that they have had the opportunity to engage independent counsel and have this Agreement and the transactions contemplated hereby reviewed by counsel of their choosing and have been advised to do so. The parties acknowledge that Joel Bernstein, Esq. is representing only the New Shareholders in this matter.

AGREED TO AND ACCEPTED as of the date first above written.

BRANDMAKERS, INC.

By: /s/ Robert Palmquist
Title: President

NEW STOCKHOLDERS:

/s/Gary F. Labrozzi

/s/Joaquim Soler

BRANDMAKERS STOCKHOLDERS:

/s/Robert Palmquist

/s/Geoff Williams

/s/Joy Williams